Exhibit 99.1
PRESS RELEASE

Contact:
Colleen Mumford
Vice President, Communications and Marketing
CMC Materials, Inc.
(630) 499-2600

Headline: Cabot Microelectronics Corporation Announces It is Now CMC Materials, Inc. and Declares Quarterly Cash Dividend
Sub-Headline: New Brand Unites the Organization and Reinforces the Company’s Commitment to the Innovation of Critical, Enabling Materials for Its Customers

Aurora, Ill., October 1, 2020 – Cabot Microelectronics Corporation (Nasdaq: CCMP), a global supplier of consumable materials to semiconductor manufacturers and pipeline companies, announces its name change and rebranding to CMC Materials, Inc., effective today. This comprehensive rebrand to CMC Materials includes a new visual identity and website. The company’s stock ticker, CCMP, remains unchanged.
“Our new company name and brand, CMC Materials, unify the Cabot Microelectronics team. CMC Materials, which reflects our successful history and bright future, is synonymous with supplying high quality critical materials that enable advanced technologies and increased performance,” said David Li, President & CEO.
“As industry leaders, our new brand identity represents our commitment to our mission and values, as well as our ongoing dedication to partner with our customers to innovate the highest quality materials to solve their greatest challenges,” said Colleen Mumford, Vice President, Communications & Marketing.
As part of the company’s comprehensive rebranding, CMC Materials has launched a new website (www.cmcmaterials.com), which highlights the technologies that CMC Materials enables for semiconductor manufacturers and pipeline companies.
The company also announced that yesterday its Board of Directors declared a quarterly cash dividend of $0.44 per share ($1.76 per share on an annualized basis) on the company's common stock. The dividend will be payable on or about November 6, 2020 to shareholders of record at the close of business on October 12, 2020.

ABOUT CMC MATERIALS, INC.
CMC Materials, Inc. (Nasdaq: CCMP) is a global supplier of consumable materials to semiconductor manufacturers and pipeline companies. The company is a leader in developing high-quality, critical materials that enable superior performance for its customers. CMC Materials’ mission is to create value by delivering high-performing and innovative solutions that solve its customers’ greatest challenges. The company’s solutions play a critical role for its customers’ operations, including helping to enable the manufacturing of smaller, faster and more complex semiconductor devices, and enhancing operations and improving manufacturing efficiencies. The company has approximately 2,200 employees globally. For more information, visit www.cmcmaterials.com or contact Colleen Mumford, Vice President, Communications and Marketing, at 630-499-2600.